Exhibit 10.13

CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE

CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS

ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

Ovamed GmbH • Kiebitzhörn 33-35 • 22885 Barsbüttel • Germany

Xavier Frapaise

MD President and CEO

Asphelia Pharmaceutics, Inc.

4365 Executive Drive, Suite 1500

San Diego, California 92121

USA

November 8, 2007

Ref:     Exclusive Sublicense Agreement and Manufacturing & Supply Agreement

Further to our recent communications, the purpose of this letter is to confirm our mutual understanding regarding the resolution of all matters relating to the above-mentioned agreements.

1.	Ovamed GmbH (“Ovamed”) and Collingwood Pharmaceuticals, Inc. (“Collingwood”) entered into an Exclusive Sublicense Agreement having an effective date of December 12, 2005 (the “Sublicense Agreement”). On April 27, 2007, Collingwood assigned the Sublicense Agreement to its affiliate Asphelia Pharmaceuticals, Inc. (“Asphelia”). All references to “Collingwood” in the Sublicense Agreement shall be replaced with “Asphelia”.

2.	Asphelia and Ovamed agreed upon the final terms of a Manufacturing and Supply Agreement (the “M&S Agreement”), the latest version of which is dated March 29, 2006. Upon execution of this letter agreement, the parties shall modify the M&S Agreement to reflect that Ovamed possesses the exclusive right to manufacture and supply TSO (the “Product”) for non-clinical, clinical and commercial use consistent with the terms of the M&S Agreement and the Sublicense Agreement, as revised. The parties shall further modify the M&S Agreement to reflect Ovamed’s obligation to build and bring on-line another GMP production facility in the US prior to commencement of Phase 3 studies for the Product in the US. The launch of such US production facility shall be contingent upon Asphelia’s provision to Ovamed of an annual forecast and purchase order(s) (in accordance with the M&S Agreement) reflecting Asphelia’s intent to purchase a minimum of [*******] unit doses of Product (at the price stipulated in the M&S Agreement) to be used in connection with Phase 3 studies. The M&S Agreement shall further obligate Ovamed to share its know-how, patents and other related intellectual property with a third-party manufacturer in the event that Ovamed is unable to meet Asphelia’s non-clinical, clinical or commercial supply requirements for the Product. Subject to inclusion in the M&S Agreement of the terms described in this Paragraph 2, the parties shall immediately execute the M&S Agreement. In the event of any discrepancy between the terms of the M&S Agreement and this letter, the terms of this letter shall govern in all material respects.

3.	Set forth on Exhibit 1 attached hereto is a summary of costs incurred by Ovamed as of the date of this letter relating to the preparation, filing, prosecution and maintenance of the Patent Rights (as that term is defined in the Sublicense Agreement). Within ten (10) days following the execution date of this letter agreement, Asphelia shall pay to Ovamed the balance of [*******] Dollars and [*******] Cents ($[*******]) for such costs outstanding as of the date of this letter. Asphelia shall continue to reimburse Ovamed for costs relating to the preparation, prosecution and maintenance of the Patent Rights as provided for the Sublicense Agreement, and the parties shall collaborate in good faith regarding the preservation and expansion of patent and other intellectual property protection relating to the Products. Ovamed and Asphelia shall discuss the further payment of costs incurred by Ovamed relating to the Patent Rights in Europe outside of the Field (as that term is defined in the Sublicense Agreement) considering the effective use of these rights.

4.	Regarding Section 4.3.1 of the Sublicense Agreement, Asphelia agrees to the following with respect to prepayment of the One Million Five Hundred Thousand Dollars ($1,500,000) milestone payment that otherwise is due upon IND filing:

a.	Five Hundred Thousand Dollars ($500,000) within forty-five (45) days of the execution date of this letter as a 1st prepayment;

b.	A 2nd prepayment of Five Hundred Thousand Dollars ($500,000) until the end of May 2008 shall be considered; and

c.	A 3rd prepayment of Five Hundred Thousand Dollars ($500,000) until the end of December 2008 shall be considered.

The payment of One Million Five Hundred Thousand Dollars ($1,500,000) (as outlined in Section 4.3.2 of the Sublicense Agreement) shall remain due and owing on the [*******], currently expected to occur in the [*******].

5.	Ovamed agrees to conduct an FDA-like audit immediately upon Asphelia’s payment of the amount described in Paragraph 4(a). Such audit shall occur at Parasite Technologies and Ovamed shall furnish to Asphelia copies of the related audit report, along with any other information relevant to such audit.

6.	Asphelia agrees to provide to Ovamed proposed timelines for the clinical development of the Product within thirty (30) days of the execution of this letter.

7.	Ovamed and Asphelia agree to approach [*******] with the intent to establish a mutual cooperation for regulatory approval of the Product, as well as related research and development.

8.	The parties hereby agree to establish a Steering Committee (the “Committee”) to monitor the preclinical and clinical development and regulatory approval of the Product in the Field and Territory (as those terms are defined in the Sublicense Agreement). The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the field of the Products and at least one representative from each of Ovamed and Asphelia. Subject to Paragraph 7, the parties shall further endeavor to include in such Committee a representative from [*******]. The Committee will meet at least twice per year (unless unanimously agreed to otherwise by the Committee).

9.	Subject to each party’s compliance with the terms described in this letter, the parties acknowledge and agree that the Sublicense Agreement is in full force and effect in accordance with its terms. Notwithstanding any prior communications between the parties, upon the execution of this letter and each party’s compliance with its terms, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the Sublicense Agreement.

Agreed and acknowledged

Date: November 8, 2007	Date: November 8, 2007

/s/ Detlev Goj	/s/ Xavier Frapaise, MD
Detlev Goj, CEO Ovamed GmbH	Xavier Frapaise, MD, President & CEO Asphelia Pharmaceuticals, Inc.